Exhibit 10(g)
HOUSTON INDUSTRIES INCORPORATED
1995 SECTION 415 BENEFIT RESTORATION PLAN
(Established Effective August 1, 1995)

HOUSTON INDUSTRIES INCORPORATED
1995 SECTION 415 BENEFIT RESTORATION PLAN
(Established Effective August 1, 1995)

(i)

		Page

ARTICLE IV	ADMINISTRATION	4
Section:
4.1	Administration	4
4.2	Expenses	4
4.3	Indemnification and Exculpation	4
4.4	Non-Alienation of Benefits	4

ARTICLE V	MERGER, AMENDMENT AND TERMINATION	5
Section:
5.1	Merger, Consolidation or Acquisition	5
5.2	Amendment and Termination	5

(ii)

HOUSTON INDUSTRIES INCORPORATED
1995 SECTION 415 BENEFIT RESTORATION PLAN
(Established Effective August 1, 1995)
ARTICLE I
ESTABLISHMENT AND PURPOSE
     1.1 Establishment: Houston Industries Incorporated, a Texas corporation (the “Company”), hereby establishes, effective August 1, 1995, an unfunded excess benefit plan within the meaning of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), for the benefit of certain eligible employees of the Company, Houston Lighting & Power Company and Houston Industries Energy, Inc. to be known as the Houston Industries Incorporated 1995 Section 415 Benefit Restoration Plan (the “Plan”).
     1.2 Purpose: The purpose of this Plan is generally to provide the amount of the benefit which would otherwise be paid from the Houston Industries Incorporated Retirement Plan (the “Retirement Plan”) following implementation of the 1995 Voluntary Early Retirement Program adopted by the Board of Directors of the Company on May 3, 1995 (the “Program”), but which cannot be paid under the Retirement Plan due to the limitations on benefits and contributions imposed by Section 415 of the Internal Revenue Code of 1986, as amended (the “Code”).
     1.3 Application of Plan: The terms of this Plan are applicable only to those Persons who are Members hereunder.
     1.4 ERISA Status: The Plan is intended to qualify for the exemptions provided under Title I of ERISA for plans that are excess benefit plans as defined in Section 3(36) of ERISA.
ARTICLE II
DEFINITIONS AND CONSTRUCTION
     2.1 Definitions: Except as otherwise indicated, the terms used in this Plan shall have the same meaning as they have under the Retirement Plan. For purposes of this Plan, the following definitions shall apply:
(a) “Board of Directors” shall mean the Board of Directors of the Company.
(b) “Committee” shall mean the Benefits Committee appointed by the Board of Directors of the Company.
(c) “Company” shall mean Houston Industries Incorporated.

(d) “Member” shall mean a Person whose Houston Industries Incorporated Retirement Plan benefits, taking into consideration the benefit resulting from the Program’s implementation, are affected by the limitations imposed by Code Section 415.
(e) “Person” shall mean any person who fulfills the requirements for the Voluntary Early Pension for 1995 Program participants under Section 9.7(a) of the Houston Industries Incorporated Retirement Plan.
(f) “Program” shall mean the 1995 Voluntary Early Retirement Program adopted by the Board of Directors on May 3, 1995.
     2.2 Gender and Number: Except when otherwise indicated by the context, any masculine terminology used in the Plan shall also include the feminine gender, and the definition of any term in the singular shall also include the plural.
     2.3 Severability: In the event any provision of the Plan shall be held invalid or illegal for any reason, any illegality or invalidity shall not affect the remaining parts of the Plan, but the Plan shall be construed and enforced as if the illegal or invalid provision had never been inserted, and the Company shall have the privilege and opportunity to correct and remedy questions of illegality or invalidity by amendment as provided in the Plan.
     2.4 Applicable Law: This Plan shall be governed and construed in accordance with ERISA and the laws of the State of Texas.
     2.5 Plan Not an Employment Contract: The Plan is not an employment contract. The receipt of benefits under the Plan does not give to any person the right to be continued in employment by the Company or any of its subsidiaries, and all persons remain subject to change of salary, transfer, change of job, discipline, layoff, discharge (with or without cause), or any other change of employment status.
     2.6 Funding: The benefits described in this Plan are contractual obligations of the Company to pay compensation for services, and shall constitute a liability to the Members and/or their beneficiaries in accordance with the terms hereof. All amounts paid under this Plan shall be paid in cash from the general assets of the Company. Benefits may be reflected on the accounting records of the Company but shall not be construed to create, or require the creation of, a trust, custodial or escrow account. No special or separate fund need be established and no segregation of assets need be made to assure the payment of such benefits. No Member shall have any right, title or interest whatever in or to any investment reserves, accounts, funds or assets that the Company may purchase, establish or accumulate to aid in providing the benefits described in this Plan. Nothing contained in this Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust or a fiduciary relationship of any kind between the Company and its subsidiaries and a Member or any other person. Neither a Member nor the beneficiary of a Member shall acquire any interest hereunder greater than that of an unsecured creditor.
     2.7 Tax Withholding: The Company may withhold from a payment any federal, state or local taxes required by law to be withheld with respect to such payment.

     2.8 Effect on Other Plans: Amounts accrued or paid under this Plan shall not be considered compensation for the purposes of the Company’s qualified or welfare plans. Benefits payable hereunder shall not be duplicative of benefits paid under any other similar plan maintained by the Company to provide Retirement Plan restoration benefits to employees of the Company or its subsidiaries. In the event duplicate coverage arises, the Committee shall decide, in its sole discretion, which non-qualified plan shall provide the restoration benefit, and its decision shall be binding and conclusive.
ARTICLE III
RESTORATION OF BENEFITS REDUCED BY CODE SECTION 415
     3.1 Purpose: Code Section 415 limits the amounts of benefits available under qualified retirement benefit plans. The purpose of this Plan is to restore to Members any benefits under the Retirement Plan that have been reduced as a result of the limitations imposed by Code Section 415.
     3.2 Eligibility: A Member shall be eligible to receive benefits under this Plan as of August 1, 1995 (or such later employment termination date as is elected by the Member at the request of his Employer based on a specific business need).
     3.3 Calculation of Restoration Benefit: When a Member’s retirement benefit commences or a death benefit payable with respect to a Member commences under the Retirement Plan, the Company will calculate a benefit equal to the excess of the amount of the retirement benefit or death benefit (as the case may be) which would have been payable under the Retirement Plan, taking into consideration implementation of the Program, but for the limitations imposed by Code Section 415, over the amount of the retirement benefit or death benefit actually payable under the Retirement Plan. The Company shall generally pay a restoration benefit to the Member or to such other persons, at such times and in such manner as the Retirement Plan benefit is payable pursuant to the terms of the Retirement Plan. The Company shall convert the payment of a restoration benefit, the present value of which does not exceed $10,000, into an actuarially equivalent lump-sum payment; provided, however, in the sole discretion of the Committee, a Member may petition for payment at the same time and manner as the Retirement Plan benefit is payable if the present value of such lump-sum is in excess of $3,500. Conversion to a lump-sum shall be made in the manner determined by the Committee with the advice of the actuary for the Retirement Plan, employing those actuarial assumptions as are currently employed in converting Retirement Plan benefits from one form to another, and interest at the Pension Benefit Guaranty Corporation’s rate in effect at the beginning of the Plan Year of the distribution.
     3.4 Form of Payment and Commencement Date:
(a) Form of Payment: Except as otherwise provided above, benefits payable under this Plan shall be paid in the same manner as benefits payable under the Retirement Plan.

(b) Commencement Date: Benefits payable under this Plan shall commence on or about the same date that benefits commence under the Retirement Plan.
     3.5 Vesting: A Member shall become vested in the benefit payable under this Plan at the same time that he becomes vested under the Retirement Plan. Notwithstanding the foregoing, a Member (and his beneficiary) shall have no right to a benefit under this Plan if the Committee determines that the Member engaged in a willful, deliberate or grossly negligent act or omission injurious to the finances or reputation of the Company or any of its subsidiaries.
ARTICLE IV
ADMINISTRATION
     4.1 Administration: The Plan shall be administered, construed and interpreted by the Committee. The determinations of the Committee as to any disputed questions arising under the Plan, including the Persons who are eligible to be Members in the Plan and the amounts of their benefits under the Plan, and the construction and interpretation by the Committee of any provision of the Plan, shall be final, conclusive and binding upon all persons including Members, their beneficiaries, the Company, its subsidiaries, stockholders and employees.
     4.2 Expenses: The expenses of administering the Plan shall be borne by the Company.
     4.3 Indemnification and Exculpation: The members of the Committee and its agents shall be indemnified and held harmless by the Company against and from any and all loss, cost, liability or expenses that may be imposed upon or reasonably incurred by them in connection with or resulting from any claim, action, suit or proceeding to which they may be a party or in which they may be involved by reason of any action taken or failure to act under this Plan and against and from any and all amounts paid by them in settlement (with the Company’s written approval) or paid by them in satisfaction of a judgment in any such action, suit or proceeding. The foregoing provisions shall not be applicable to any person if the loss, cost, liability or expense is due to such person’s gross negligence or willful misconduct.
     4.4 Non-Alienation of Benefits: Any benefit payable under this Plan shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any attempt at such shall be void, and any such benefit shall not in any way be subject to the debts, contract, liabilities, engagements or torts of the person who shall be entitled to such benefit, nor shall it be subject to attachment or legal process for or against such person.

ARTICLE V
MERGER, AMENDMENT AND TERMINATION
     5.1 Merger, Consolidation or Acquisition: In the event of a merger, consolidation or acquisition where the Company is not the surviving corporation, unless the successor or acquiring corporation shall elect to continue and carry on the Plan, this Plan shall terminate, and no additional benefits shall accrue for the Members. Unpaid benefits shall continue to be paid as scheduled unless the successor or acquiring corporation elects to accelerate payment.
     5.2 Amendment and Termination: The Benefits Committee of the Board of Directors of the Company may amend, modify, or terminate the Plan in whole or in part at any time. In the event of a termination of the Plan pursuant to this Section, unpaid benefits accrued at the date of Plan termination shall continue to be an obligation of the Company and shall be paid as scheduled. No amendment or termination shall divest a Member of any benefit which had previously accrued to him or which had previously become payable to him under this Plan unless the Member agrees in writing to such divestment.
          IN WITNESS WHEREOF, the Company has caused this instrument to be executed by its duly authorized officers in a number of copies, each of which shall be deemed an original but all of which shall constitute one and the same instrument, this 18th day of May, 1995, but effective as of the date stated herein.

HOUSTON INDUSTRIES INCORPORATED
By	/s/ D. D. Sykora
D. D. Sykora
President and Chief Operating Officer

ATTEST:
/s/ Richard Dauphin
Assistant Corporate Secretary